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Xerox Corporation

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News from Xerox For Immediate Release	Xerox Corporation 201 Merritt 7 Norwalk, CT 06851-1056 tel +1-203-968-3000

Xerox Reinforces Significant Benefits of Its Proposed Combination with Fuji Xerox

NORWALK, Conn., Mar. 7, 2018 – The Board of Directors (the “Board”) of Xerox Corporation (“Xerox”) (NYSE: XRX) today issued the following letter to Xerox shareholders, reinforcing its belief in the significant benefits of the Company’s proposed combination with Fuji Xerox:

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Dear Xerox Shareholders,

On January 31, 2018, Xerox announced its plans to combine with Fuji Xerox – the joint venture Xerox and Fujifilm established in Asia 56 years ago – to create a global leader in innovative print technologies and intelligent work solutions.

As a result of a comprehensive review of the Company’s strategic and financial alternatives, Xerox’s Board and management strongly believe that the combination with Fuji Xerox is the best path forward to create value for Xerox and its shareholders:

•	The combination creates significant immediate and long-term value for Xerox shareholders;

•	Xerox shareholders will be owners of a larger, stronger and more valuable company with enhanced prospects for growth and value creation;

•	Xerox and Fujifilm are already closely aligned, and both have demonstrated track records of success in transformation;

•	The agreement establishes strong governance and ownership safeguards for current Xerox shareholders; and

•	The existing Fuji Xerox joint venture has been integral to Xerox’s competitiveness for many years, and the combination will optimize the benefits of this partnership for our Company.

The Transaction Creates Significant Immediate and Long-Term Value for Xerox Shareholders

The Transaction provides Xerox shareholders with significant value both at closing, which is expected to occur in the second half of 2018, and over time. This includes a substantial cash dividend that will be paid to Xerox shareholders contingent upon consummation of the Transaction, as well as the upside of a significant investment in a larger, stronger and more competitive company.

Value Delivered to Xerox Shareholders at Closing

$2.5 Billion Special Dividend		49.9% Ownership Stake in the
(~$9.80 per share¹)	+	Combined Company
Significant, certain value representing ~33% of Xerox’s current market capitalization		Larger, stronger and more competitive company with a more attractive financial profile

Our partner in the Fuji Xerox joint venture, Fujifilm, will own the other 50.1 percent of the combined company. Fujifilm will also consolidate the same share of the debt associated with the special dividend paid to Xerox shareholders at closing, but will not receive any portion of this payment.

The relative ownership of the combined company is favorable to current Xerox shareholders and implies an over 15 percent premium relative to Xerox’s unaffected stock price of $30.35, which was prior to media reports about a potential transaction on January 10, 20182.

In addition, Xerox and Fujifilm teams have already identified $1.25 billion in annual cost savings opportunities from combining the two companies, demonstrating the highly synergistic attributes of this Transaction.

As shown in the chart below, this compelling shareholder value equation represents an illustrative total value of approximately $45 per share for the combined company.

Total Illustrative Value Creation for Xerox Shareholders

Importantly, this does not reflect the value creation or multiple expansion opportunity over time that we believe should result from the combined company’s enhanced revenue profile, global reach, scale and competitiveness.

Shareholders Will Be Owners of a Larger, Stronger and More Valuable Company

The Transaction will create an industry leader with $18 billion in revenue that is better positioned to compete and capture growth opportunities in the marketplace by leveraging the global reach, scale, technology and innovation strengths of the two companies. With direct access to high-growth markets in Asia Pacific, Xerox will operate as a truly global platform for the first time in its history.

Beyond the $1.25 billion in cost synergies described above, we believe the combined company will have an improved revenue profile based on significantly strengthened manufacturing, distribution, innovation and R&D strategies, as well as improved cost competitiveness across global markets. This is expected to result in an at least $1.0 billion revenue expansion opportunity for the combined company. We believe the improved revenue trajectory will increase the valuation of the combined company, while enabling the vast majority of the cost savings to flow to the bottom line.

Specifically, the revenue and cost synergies identified through this combination include:

•	Developing a more complete and competitive product portfolio with enhanced offerings in areas where Xerox is currently underpenetrated, such as high-speed inkjet and low-end A3;

•	Streamlining global R&D, product rollout and marketing strategies to deliver best-in-class solutions with greater coordination, efficiency and improved time-to-market;

•	Leveraging Xerox and Fuji Xerox’s integrated delivery and servicing capabilities to improve our solutions architecture and expand client relationships globally;

•	Transforming small and midsized business (SMB) strategy by expanding our channel reach and increasing cost competitiveness through synergies;

•	Creating an integrated global manufacturing, distribution and R&D platform by applying best-in-class practices; and

•	Optimizing the global footprint of manufacturing, distribution and R&D centers, and eliminating duplicative costs at corporate and support functions.

In addition to the $1.25 billion of cost synergies related to these actions, there is a separate cost reduction program already underway at the existing Fuji Xerox joint venture, which is expected to deliver $450 million in annual cost savings over the next two years. This brings the total annual cost savings target for the combined company to over $1.7 billion to be completed by 2022, with approximately $1.2 billion achievable by 2020:

$1.7 Billion in Total Annual Cost Savings by 2022

By capitalizing on these opportunities, the combined company is expected to return to revenue growth by 2020, faster than Xerox could achieve on its own, and deliver industry-leading operating margins in the high teens by 2022.

As a result, the combined company’s operating leverage is projected to drive free cash flow in excess of $2.0 billion. This will enable us to support investments in innovation, strategic growth initiatives and attractive capital returns over time.

As both Fujifilm and Xerox have previously communicated, the combined company will maintain a commitment to return at least 50 percent of free cash flow to shareholders – in line with Xerox’s current capital return policy. This future capital return policy is in addition to the $2.5 billion special dividend that will be paid to Xerox shareholders at closing.

While Xerox has been successfully executing its strategy to improve its revenue trajectory and expand margins, we believe the future value potential of the combined company, driven by the substantial revenue and cost synergy opportunities, exceeds what would be achieved as a standalone company.

The synergies from bringing together two highly complementary businesses will be a leap forward on our path to become the industry leader and enhance shareholder value.

The proxy statement we will file in due course will include additional disclosures regarding the financial profile of the combined company, which we believe will reinforce the compelling value of this Transaction.

Xerox and Fujifilm Are Already Closely Aligned, and Both Have Demonstrated Track Records of Success in Transformation

Our longstanding relationships with Fujifilm and Fuji Xerox provide this combination with greater execution certainty than most M&A transactions. The companies have a long history of working together and know each other well. The combined company will have an experienced leadership team, led by Xerox’s CEO Jeff Jacobson, entirely committed to realizing the full value potential of the new company.

As evidenced by the proven track record of decisive actions at both Xerox and Fujifilm, the combined company will also build on a strong legacy of significant recent transformations at both companies:

Xerox’s Transformation	Fujifilm’s Transformation

✓  Successfully completed the separation of Conduent in January 2017, unlocking significant shareholder value.

✓  Delivered on all of its commitments for FY’17 to drive revenue and margin improvements:

✓  Exceeded its aggressive cost reduction target as part of its three-year “Strategic Transformation” program in its second year by $80 million, reaching $680 million gross cost savings in FY’17;

✓  Increased penetration in strategic growth areas representing 40% of total revenue versus 36% in FY’15;

✓  Executed the successful launch of 29 new workplace devices, representing the Company’s largest new product launch in its history;

✓  Signed 65 new dealer partners to enable channel expansion in the small and midsized business (SMB) market; and

✓  Took a series of steps to optimize its capital structure including reduction of $800 million of debt and $836 million pension contributions as well as simplification of operations through elimination of accounts receivable sales programs.

✓  Survived the digitalization of the photographic industry through a dramatic business transformation while many of its peers struggled.

✓  Successfully diversified its portfolio to faster-growing markets, such as document solutions, imaging, healthcare and functional materials (86% of revenue in FY’16 vs. 46% in FY’01).

✓  Implemented major restructuring actions between fiscal years 2007-2011, significantly improving the Company’s operational performance and returning the Company to steady profit generation.

✓  Delivered on its commitment to enhance capital returns to shareholders, including dividend increases for 8 consecutive years.

✓  Drove total shareholder return of approximately 200% in the last 5 years compared to 138% for the Tokyo Price Index during the same period[5].

✓  Maintained a strong investment grade credit rating, while supporting shareholder returns and significant M&A investments.

✓  Implemented a series of actions to enhance its governance structure and increase transparency, including:

✓  Increasing the Board’s independent director ratio;

✓  Strengthening management with leadership changes and consolidating reporting lines; and

✓  Integrating Fuji Xerox’s accounting and audit functions with those of Fujifilm.

The Transaction Agreement Establishes Strong Governance and Ownership Safeguards for Current Xerox Shareholders

Strong governance protections for current Xerox shareholders have been built into this Transaction, including:

•	5 independent Xerox designated directors that will serve or select their replacements for 5 years; after 5 years, those 5 board seats may only be replaced by other independent directors, if reasonably acceptable to the then-serving independent directors;

•	An independent Audit Committee as required by the NYSE standards;

•	An independent Conflicts Committee, the majority of which will comprise Xerox designated directors for 5 years; the Committee will oversee any proposed transactions including those with Fujifilm to ensure the terms are fair to the combined company and no less favorable than arm’s length terms; and

•	Other provisions limiting the ability of Fujifilm to engage in interested party transactions and to obtain disparate consideration in connection with a future sale.

Existing Fuji Xerox Joint Venture Has Been Integral to Xerox’s Competitiveness, and the Combination Will Optimize the Benefits to Xerox

For 56 years, Fujifilm and Xerox have jointly owned and operated the Fuji Xerox joint venture. This partnership is among the most successful cross-border collaborations between the U.S. and Japan, and has existed in its current form (25% owned by Xerox, 75% owned by Fujifilm) since 2001. Xerox has significantly benefited from this relationship over the years.

Today, Xerox sources more than two-thirds of its equipment products from Fuji Xerox, including the vast majority of the office equipment sold to enterprise customers. Fuji Xerox designs and manufactures this equipment using the shared IP that the two companies have developed together over the decades.

It is important to note that Xerox, in its sole discretion, determines the volume of business it conducts with Fuji Xerox and is not subject to any minimum purchase obligations under the existing supply agreement. In fact, Xerox at times solicits other proposals to determine which supplier best meets the Company’s requirements in terms of cost, quality and pricing. Based on this ongoing sourcing analysis, we believe it is highly unlikely that Xerox would be able to achieve attractive pricing and terms with alternative suppliers.

Xerox benefits from Fuji Xerox’s superior technology, design and manufacturing expertise, as well as attractive pricing. As a result, our supply relationship with Fuji Xerox has grown and been sustained at mutually-beneficial economics over time.

Xerox’s strategy for bringing innovative, high-quality products to the market – in partnership with Fuji Xerox and other suppliers – has clearly been successful, as evidenced by our #1 equipment revenue market share and industry-leading margins.

The proposed Transaction will also solve for suboptimal aspects of the current joint venture structure by enabling Xerox to:

•	Reach revenue growth sooner with access to faster-growing regions;

•	Optimize its cost structure through enhanced control over its supply chain; and

•	Simplify its financial profile and operations through full consolidation of Fuji Xerox’s income and cash flow.

Combining Xerox with Fuji Xerox builds upon this strong partnership to create a global platform with enhanced scale, competitive positioning and financial flexibility. The combination presents tangible, achievable opportunities for value creation both in the near and long term.

We will provide more information about our partnership with Fujifilm and the Fuji Xerox joint venture in further communications with our shareholders.

The Combination Is the Best Path Forward for Xerox

Xerox’s Board of Directors, in consultation with world-class financial and legal advisors, explored all strategic and financial options reasonably available to improve the Company’s growth trajectory, better compete in a challenging industry environment, and ultimately create shareholder value. This included options for its standalone business, capital allocation strategy and the current Fuji Xerox joint venture construct, as well as other potential strategic transactions.

Upon thorough evaluation over many months, the Board concluded that the proposed combination with Fuji Xerox is superior to other alternatives and in the best interest of all Xerox shareholders because:

•	Xerox shareholders are realizing value based on relative valuation, immediate and certain value provided by the special dividend, and significant upside from an ongoing interest in the combined company;

•	The Transaction creates a stronger, larger and more competitive company with an accelerated path to revenue growth and shareholder value creation;

•	Substantial cost savings opportunities are unlocked that will drive margin expansion and fund future investments; and

•	Shareholders rights and interests are protected in the new company through strong governance measures.

Xerox’s Board of Directors is focused on creating long-term value for the Company and its shareholders. Our Board members are confident in the many benefits of the combination and the bright future Xerox will have as a result.

Thank you for your continued support and investment in Xerox.

The Board of Directors of Xerox

Robert J. Keegan	Charles Prince

Gregory Q. Brown	Ann N. Reese

Joseph J. Echevarria	Stephen H. Rusckowski

William Curt Hunter	Sara Martinez Tucker

Jeffrey Jacobson

Cheryl Gordon Krongard

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the transaction with Fujifilm described herein (the “Transaction”) and/or the matters to be considered at the Company’s 2018 Annual Meeting. In connection with the Transaction and the 2018 Annual Meeting, Xerox plans to file with the Securities and Exchange Commission (“SEC”) and furnish to Xerox’s shareholders one or more proxy statements and white proxy cards and other relevant documents. BEFORE MAKING ANY VOTING DECISION, XEROX’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT(S) AND WHITE PROXY CARD(S) IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENTS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTIONS AND/OR THE COMPANY’S 2018 ANNUAL MEETING AND THE PARTIES RELATED THERETO. Xerox’s shareholders will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, Xerox’s shareholders may obtain a free copy of Xerox’s filings with the SEC from Xerox’s website at http://www.xerox.com under the heading “Investor Relations” and then under the heading “SEC Filings.”

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of Xerox may be deemed “participants” in the solicitation of proxies from shareholders of Xerox in favor of the Transaction or in connection with the matters to be considered at the Company’s 2018 Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Xerox in connection with the Transaction or the Company’s 2018 Annual Meeting will be set forth in the applicable proxy statement and other relevant documents to be filed with the SEC. You can find information about Xerox’s executive officers and directors in Xerox’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, Xerox’s and such persons’ other filings with the SEC and in Xerox’s definitive proxy statement filed with the SEC on Schedule 14A.

Cautionary Statement Regarding Forward-Looking Statements

This filing, and other written or oral statements made from time to time by management contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: our ability to address our business challenges in order to reverse revenue declines, reduce costs and increase productivity so that we can invest in and grow our business; changes in economic and political conditions, trade protection measures, licensing requirements and tax laws in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that partners, subcontractors and software vendors will not perform in a timely, quality manner; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to manage changes in the printing environment and expand equipment placements; interest rates, cost of borrowing and access to credit markets; funding requirements associated with our employee pension and retiree health benefit plans; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; the risk that we do not realize all of the expected strategic and financial benefits from the separation and spin-off of our Business Process Outsourcing business; the effects on our business resulting from actions of activist shareholders; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2017 Annual Report on Form 10-K, as well as our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. Furthermore, the actual results of the Transaction could vary materially as a result of a number of factors, including, but not limited to: (i) the risk that the Transaction may not be completed in a timely manner or at all, which may adversely affect Xerox’s business and the price of Xerox’s common stock, (ii) the failure to satisfy the conditions to the consummation of the Transaction, including the receipt of certain approvals from Xerox’s shareholders and certain governmental and regulatory approvals, (iii) the parties may be unable to achieve expected synergies and operating efficiencies in the Transaction within the expected time frames or at all, (iv) the Transaction may not result in the accretion to Xerox’s earnings or other benefits, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction agreements, (vi) the effect of the announcement or pendency of the Transaction on Xerox’s and/or Fujifilm’s business relationships, operating results, and business generally, risks related to the proposed Transaction disrupting Xerox’s current plans and operations and potential difficulties in Xerox’s employee retention as a result of the Transaction, (vii) risks related to diverting management’s attention from Xerox’s ongoing business operations, (viii) the outcome of any legal proceedings that may be instituted against Xerox, its officers or directors related to the Transaction agreements or the Transaction and (ix) the possibility that competing offers or acquisition proposals for Xerox will be made. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Fuji Xerox is a joint venture between Xerox Corporation and Fujifilm in which Xerox holds a noncontrolling 25% equity interest and Fujifilm holds the remaining equity interest. In April 2017, Fujifilm formed an independent investigation committee (IIC) to primarily conduct a review of the appropriateness of the accounting practices at Fuji Xerox’s New Zealand subsidiary and at other subsidiaries. The IIC completed its review during the second quarter 2017 and identified aggregate adjustments to Fuji Xerox’s financial statements of approximately JPY 40 billion (approximately $360 million) primarily related to misstatements at Fuji Xerox’s New Zealand and Australian subsidiaries. We determined that our share of the total adjustments identified as part of the investigation was approximately $90 million and impacted our fiscal years 2009 through 2017. We concluded that we should revise our previously issued annual and interim consolidated financial statements for 2014, 2015 and 2016 and the first quarter of 2017 the next time they are filed. Our review of this matter has been completed. However, Fujifilm and Fuji Xerox continue to review Fujifilm’s oversight and governance of Fuji Xerox as well as Fuji Xerox’s oversight and governance over its businesses in light of the findings of the IIC. At this time, we can provide no assurances relative to the outcome of any potential governmental investigations or any consequences thereof that may happen as a result of this matter.

About Xerox

Xerox Corporation is a technology leader that innovates the way the world communicates, connects and works. We understand what’s at the heart of sharing information – and all of the forms it can take. We embrace the integration of paper and digital, the increasing requirement for mobility, and the need for seamless integration between work and personal worlds. Every day, our innovative print technologies and intelligent work solutions help people communicate and work better. Discover more at www.xerox.com and follow us on Twitter at @Xerox.

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Media Contact:

Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contact:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com

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Xerox® and Xerox and Design® are trademarks of Xerox in the United States and/or other countries.

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[1]	Based on 254.7 million basic shares outstanding assuming no conversion of preferred shares.
[2]	Based on $7.0 billion (reflecting 75% of Fuji Xerox implied by the midpoint of 7x – 8x Fuji Xerox 2018E EBITDA per p. 28 of Xerox Presentation as filed on February 9, 2018), 267.4 million fully diluted shares outstanding, and taking into account the ~$9.80 special dividend paid to Xerox shareholders at closing.
[3]	The sum of (a) $13 / share or $7.0 billion (reflecting 75% of Fuji Xerox implied by the mid-point of 7–8x Fuji Xerox 2018E EBITDA per p. 28 of Xerox Presentation as filed on February 9, 2018), multiplied by 49.9% and divided by 267.4 million fully diluted shares outstanding and (b) $10 / share or $8.1 billion unaffected market capitalization for Xerox as of January 10, 2018 less $2.5 billion of additional net debt to fund cash dividend, multiplied by 49.9% and divided by 267.4 million fully diluted shares outstanding.
[4]	Based on $3.2 billion in present value of transaction synergies (mid-point of 7–8x run-rate synergies of $1.25 billion, multiplied by 49.9% and discounted to the present per p. 29 of Xerox Presentation as filed on February 9, 2018), divided by 267.4 million fully diluted shares outstanding.
[5]	Reflects share price performance in JPY, including dividends and repurchases for the 5-year period from January 10, 2013 through January 10, 2018 prior to media reports about a potential transaction with Xerox.